Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement No. 333-49488 on Form S-8 of Pro Tech Communications, Inc. of our report dated January 28, 2005 (with respect to Note 1(a), March 22, 2005) on our audits of the financial statements and schedule II included in this Annual Report on Form 10-K of Pro Tech Communications, Inc.




Eisner LLP

New York, New York
March 28, 2005